Exhibit 16.1

June 12, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Riverview Bancorp, Inc.’s Form 8-K dated June 12, 2015, and have the following comments:

1. We agree with the statements made in paragraphs (a)(i), (a)(ii), (a)(iii), and  (a)(iv).

2. We have no basis on which to agree or disagree with the statements made in paragraph (b)(i).

Yours truly,

/s/Deloitte & Touche LLP